UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549
                                 FORM 12b-25

                         NOTIFICATION OF LATE FILING
                         ---------------------------

                                                     SEC  File  No. 000-22057
                                                     CUSIP Number  __________

(CHECK ONE):
[ ]Form 10-KSB   [ ]Form 20-F   [ ]Form 11-K    [X]Form 10-QSB   [ ]Form N-SAR

                       For the period ended: JUNE 30, 2006

                       [ ] Transition Report on Form 10-K
                       [ ] Transition Report on Form 20-F
                       [ ] Transition Report on Form 11-K
                       [ ] Transition Report on Form 10-Q
                       [ ] Transition Report on Form N-SAR

                       For the Transition Period Ended:______________

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

                     PART I -- REGISTRANT INFORMATION


                         M POWER ENTERTAINMENT, INC.
                        -----------------------------
                           Full Name of Registrant


                       ----------------------------
                          Former Name if Applicable

                          2602 YORKTOWN PLACE
         --------------------------------------------------------
          Address of Principal Executive Office (Street and Number)

                          HOUSTON, TX 77056
                          -------------------------
                         City, State and Zip Code


                    PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-QSB, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


                            PART III -- NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-QSB, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

The registrant was unable, without unreasonable effort and expense, to prepare the financial statements for the quarterly period ended June 30, 2006, in sufficient time to allow the timely filing of this quarterly report.


                       PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

         Gary F. Kimmons           281-658-5159
        -------------------------------------------------------
             (Name)           (Area Code)  (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s). [X] Yes [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion
thereof?             [ ] Yes  [X] No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

N/A




                         M POWER ENTERTAINMENT, INC.
                 -------------------------------------------
               (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.



Date   August 14, 2006                   By:  /s/  Gary F. Kimmons
       -------------------               ----------------------------------
                                         Gary F. Kimmons, Chief Executive
                                         Officer and President